SUB-ITEM 77Q(1)(e) - Agility Fund

SECOND AMENDMENT TO
SUB-ADVISORY AGREEMENT

	AMENDMENT made as of January 1, 2017 (the "Amendment") to the Sub-advisory Agreement dated as of the 12 day of August, 2010, as amended July 1, 2015 (the "Agreement"), by and among Wells Fargo Investment Institute, Inc. (formerly Alternative Strategies Group, Inc.) (the "Adviser"), GAI Agility Income Fund (the "Fund"), a Delaware statutory trust, and Perella Weinberg Partners Capital Management LP (the "Sub-adviser"), a Delaware limited partnership. Except as otherwise defined in this Amendment, terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

	WHEREAS, pursuant to the Agreement, the Adviser has retained the Sub-adviser to provide advice with respect to the investment and reinvestment of the Fund's portfolio assets, subject to the control and direction of the Fund's Board of Trustees and in accordance with the investment objective and policies of the Fund;

	WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

	NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

1.	Paragraph 3 of the Agreement is hereby replaced in its
entirety with the following:

Compensation of the Sub-adviser. In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser, from the fees received by the Adviser from the Fund in respect of the period in question and attributable to assets of the Fund for which the Sub-adviser is providing services hereunder, a fee at the annual rate of 0.50% of the Fund's net asset value, calculated on the same basis as the management fee received by the Adviser from the Fund. Such fee will be paid to the Sub-adviser within 30 days of receipt by the Adviser of its management fee from the Fund.
If the Sub-adviser shall serve for less than the whole of any calendar quarter, the foregoing compensation shall be prorated.

2.	Except as specifically amended hereby, the Agreement,
as amended and supplemented to date, remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to the Agreement to be executed by their respective duly authorized officers as of the date first above written.


WELLS FARGO INVESTMENT INSTITUTE, INC.
By:  _________________
Print Name:  Adam Taback
Title:  Head of Global Alternative Investments


GAI AGILITY INCOME FUND

By: _________________
Print Name:  Adam Taback
Title:  President


PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

By:  _______________
Print Name:
Title: